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                                                                    Exhibit 23.3


                        Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-4 No. 33-   ) and related prospectus of
Highwoods Properties, Inc. for the registration of up to a maximum of 9,860,496 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 20, 1998, with respect to the consolidated financial statements and schedule of Highwoods Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997 (as amended on Form 10-K/A on April 29, 1998 and May 19, 1998); (b) dated January 24, 1997 and January 25, 1997 with respect to the Combined Statements of Revenues and Certain Expenses of Century Center and Anderson Properties, respectively, included in Highwoods Properties, Inc.'s Current Report of Forms 8-K dated January 9, 1997 (as amended on Form 8-K/A on February 7, 1997, March 10, 1997 and April 28, 1998), and (c) dated January 16, 1998 with respect to the Combined Statements of Revenues and Certain Expenses of Riparius Properties and Shelton Properties and the Statement of Revenues and Certain Expenses of Winners Circle for the year ended December 31, 1996 included in the Current Report on Form 8-K of Highwoods Properties, Inc. dated November 17, 1997, all filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP
/s/ Ernst & Young LLP



Raleigh, North Carolina
May 29, 1998